Exhibit 99.1

Allied Motion Reports Results For the Third Quarter Ended September 30, 2012

DENVER--(BUSINESS WIRE)--October 31, 2012--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced that it achieved net income for the third quarter ended September 30, 2012 of $1,321,000 or $.15 per diluted share compared to net income of $1,557,000 or $.18 per diluted share for the quarter ended September 30, 2011. Revenues for the quarter decreased 11% to $24,316,000 compared to $27,331,000 last year, with 74% of the decrease due to lower volume and 26% due to the dollar strengthening against the Euro and the Swedish Krona.

“When you eliminate the impact of the U.S. dollar strengthening, the actual Revenue decrease amounts to an 8% decrease in the third quarter of 2012 compared to the third quarter of 2011,” commented Dick Warzala, President and CEO of Allied Motion. “With all of our operating units and all of our served markets experiencing decreased levels of business, it is our opinion that the results reflect a broad-based economic decline and as a company, we were not immune to the impact of that decline. While we have experienced softness in some of our markets, looking forward we expect them to firm up and stabilize. We will continue to execute our Strategy for the long term growth and development of our Company by designing innovative `Motion Solutions That Change the Game' and meet the current and emerging needs of customers in our served market segments.”

Backlog at September 30, 2012 was $33,166,000, reflecting a 20% decrease from September 30, 2011 and a 9.5% decrease for the quarter. The decrease in backlog compared to the same period last year is primarily the result of the current market conditions and the delay of certain blanket order placements.

During the nine months ended September 30, 2012, the Company achieved a 1% increase in net income achieving $4,296,000 or $.50 per diluted share compared to net income of $4,251,000 or $.50 per diluted share for the same nine months last year. EBITDA decreased to $7,447,000 for the first nine months of 2012 compared to $7,823,000 last year. Revenues for the first nine months this year were $77,999,000 compared to $82,917,000 for the same period last year, or a 6% decrease, with 50% of the decrease due to lower volume and 50% due to the dollar strengthening against the Euro and the Swedish Krona.

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s November 1, 2012 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include those associated with the present economic circumstances in the United States and throughout Europe, general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the loss of significant customers or enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, the ability of the Company to successfully integrate an acquired business into the Company’s business model without substantial costs, delays, or problems, the ability of the Company to establish low cost region manufacturing and component sourcing capabilities, and the ability of the Company to control costs, including relocation costs, for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
HIGHLIGHTS OF OPERATING RESULTS	2012	2011	2012	2011
Revenues	$24,316	$27,331	$77,999	$82,917
Cost of products sold	17,217	19,118	55,112	57,955
Gross margin	7,099	8,213	22,887	24,962
Selling expenses	1,143	1,320	3,798	4,271
General and administrative expenses	2,474	3,030	8,305	9,390
Engineering and development expenses	1,454	1,417	4,570	4,501
Amortization of intangible assets	126	185	466	552
Total Operating Expenses	5,197	5,952	17,139	18,714
Interest expense	2	21	12	68
Other (income) expense, net	(42)	78	(338)	56
Income before income taxes	1,942	2,162	6,074	6,124
Provision for income taxes	(621)	(605)	(1,778)	(1,873)

Net income	$1,321	$1,557	$4,296	$4,251
PER SHARE AMOUNTS:
Diluted income per share	$0.15	$0.18	$0.50	$0.50
Diluted weighted average common shares	8,673	8,511	8,637	8,564

CONDENSED BALANCE SHEETS	September 30, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$ 6,257	$ 9,155
Trade receivables, net	12,929	11,689
Inventories, net	15,586	14,429
Other current assets	4,303	3,135
Total Current Assets	39,075	38,408
Property, plant and equipment, net	8,353	7,352
Deferred income taxes	3,958	4,326
Intangible assets, net	2,450	2,936
Goodwill	5,625	5,665
Total Assets	$ 59,461	$ 58,687

Liabilities and Stockholders’ Equity
Current Liabilities:
Debt obligations	$ 158	$ 157
Accounts payable	6,202	6,598
Accrued Liabilities	5,415	6,800
Income taxes payable	264	1,272
Contingent consideration	--	1,313
Total Current Liabilities	12,039	16,140
Deferred Income Taxes	903	973
Other long-term liabilities	5,585	5,252
Total Liabilities	18,527	22,365
Stockholders’ Equity	40,934	36,322
Total Liabilities and Stockholders’ Equity	$ 59,461	$ 58,687

	For the Nine Months Ended September 30,
CONDENSED STATEMENTS OF CASH FLOWS	2012	2011
Cash flows from operating activities:
Net income	$4,296	$4,251
Depreciation and amortization	1,361	1,631
Other	1,138	832
Changes in working capital	(6,148)	(3,138)
Net cash provided by operating activities	647	3,576

Cash flows from investing activities:
Consideration paid for acquisition	(1,350)	(332)
Purchase of property and equipment	(2,021)	(1,339)
Net cash used in investing activities	(3,371)	(1,671)

Repayments on lines-of-credit, net	--	(401)
Stock transactions under company stock plans	355	163
Dividends paid	(629)	(163)
Net cash used in financing activities	(274)	(401)

Effect of foreign exchange rate changes on cash	100	(108)
Net increase (decrease) in cash and cash equivalents	(2,898)	1,396
Cash and cash equivalents at beginning of period	9,155	3,553
Cash and cash equivalents at September 30	$6,257	$4,949

CONTACT:
Allied Motion Technologies Inc.
Richard Smith, 303-799-8520
or
Sue Chiarmonte, 303-799-8520